SUB-ITEM 77Q1(e)

                                AMENDMENT NO. 1
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of October 15, 2004, amends the Master Investment Advisory Agreement (the "Agreement"), dated November 25, 2003, between AIM Treasurer's Series Trust, a Delaware statutory trust, and A I M Advisors, Inc., a Delaware corporation.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to change the name of INVESCO Treasurer's Money Market Reserve Fund to Premier Portfolio and INVESCO Treasurer's Tax-Exempt Reserve Fund to Premier Tax-Exempt Portfolio;

         NOW, THEREFORE, the parties agree as follows;


         1. Appendix A and Appendix B to the Agreement are hereby deleted in their entirety and replaced with the following:



                                  "APPENDIX A
                           FUNDS AND EFFECTIVE DATES



NAME OF FUND                             EFFECTIVE DATE OF ADVISORY AGREEMENT
------------                             ------------------------------------

Premier Portfolio                                     November 25, 2003

Premier Tax-Exempt Portfolio                          November 25, 2003

                                   APPENDIX B
                          COMPENSATION TO THE ADVISOR


         The Trust shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered, an advisory fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.




                               PREMIER PORTFOLIO
                          PREMIER TAX-EXEMPT PORTFOLIO


NET ASSETS                                                       ANNUAL RATE
----------                                                       -----------

All Assets....................................................        0.25%"

         2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers on the date first written above.


                                              AIM TREASURER'S SERIES TRUST
                                              (a Delaware statutory trust)


Attest:   /s/ P. Michelle Grace               By:    /s/ Robert H. Graham
          --------------------------------           -------------------------
              Assistant Secretary                       Robert H. Graham
                                                        President


(SEAL)


                                              A I M ADVISORS, INC.


Attest:   /s/ P. Michelle Grace               By:    /s/ Robert H. Graham
          --------------------------------           -------------------------
              Assistant Secretary                       Mark H. Williamson
                                                        President


(SEAL)

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